UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2018

HUBSPOT, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-36680	20-2632791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 First Street, 2nd Floor Cambridge, Massachusetts		02141
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 482-7768

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director

David Skok resigned from his position as a member of the Board of Directors (the “Board”) of HubSpot, Inc. (the “Company”) and as a member of the audit and compensation committees of the Board, effective April 24, 2018. Mr. Skok’s resignation was not due to any disagreement with the Company.

(d) Election of Director

On April 23, 2018, the Board unanimously approved the appointment of Avanish Sahai as a class II director of the Company to fill the vacancy created by Mr. Skok’s resignation. The effective date of Mr. Sahai’s appointment was April 24, 2018.  The term of the Company’s class II directors, including Mr. Sahai, expires on the date of the Company’s annual meeting of stockholders to be held in 2019 or upon the election and qualification of successor directors. Mr. Sahai will serve on the audit committee of the Board.

Mr. Sahai’s compensation will be consistent with that provided to all of the Company’s non-employee directors pursuant to the Company’s Non-Employee Director Compensation Policy, which was filed as Exhibit 10.12 to the Company’s Form 10-K for the year ended December 31, 2017. In addition, the Company will enter into an indemnification agreement with Mr. Sahai in connection with his appointment to the Board, which will be in substantially the same form as that entered into with the other directors of the Company.

There is no arrangement or understanding pursuant to which Mr. Sahai was appointed to the Board. There are no family relationships between Mr. Sahai and any director or executive officer of the Company, and Mr. Sahai has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 23, 2018, based on the recommendation of the nominating and corporate governance committee, the Board unanimously approved a further amendment and restatement of the Company’s amended and restated by-laws to institute a majority voting standard under which a director nominee will be elected to the Board only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions and broker non-votes are not considered votes “for” or “against” the nominee’s election. Prior to this amendment and restatement, the Company’s by-laws provided that at each annual meeting of stockholders, director nominees would be elected by a plurality of the votes cast at such meeting.

The new majority voting standard will apply to the election of class I directors at the Company’s upcoming annual meeting of stockholders to be held on June 6, 2018 and to all future uncontested elections of directors. A director nominee will be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. An incumbent director who is nominated for election and fails to receive a majority of the votes cast for such director’s reelection would be required to promptly deliver to the Board an irrevocable offer to resign from the Board. The nominating and corporate governance committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken.  The Board will act on the recommendation of the nominating and corporate governance committee and will publicly disclose its decision within 90 days from the date of the certification of the election results. A plurality voting standard will continue to apply to contested director elections. A contested election will generally include any situation in which the Company receives a notice that a stockholder has nominated a person for election to the Board at a meeting of stockholders.

The foregoing description of the Company’s second amended and restated by-laws is qualified in its entirety by reference to the second amended and restated by-laws of the Company, which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 7.01Regulation FD Disclosure

On April 25, 2018, the Company issued a press release announcing Mr. Sahai’s appointment to the Board as discussed in Item 5.02(d) of this Report on Form 8-K. The full text this press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein. The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference to such filing.

Item 9.01.   Financial Statements and Exhibits

(d)         Exhibits

3.1	Second Amended and Restated By-laws of HubSpot, Inc., dated as of April 23, 2018

99.1	Press Release dated April 25, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 25, 2018	HubSpot, Inc.

	By:	/s/ John P. Kelleher
Name: John P. Kelleher Title: General Counsel